Exhibit (6)(kk)
FORM OF INVESTMENT SUB-ADVISORY AGREEMENT
     AGREEMENT made as of [_______], 2011, by and between Highland Funds Asset Management L.P., a Delaware limited partnership (the “Adviser”) and Incline Capital, LLC, a Nevada Limited Liability Company (the “Sub-Adviser”).
     WHEREAS, the Advisory Agreement provides that the Adviser shall have the authority to engage one or more sub-advisers in connection with the portfolio management of the Highland Trend Following Fund (the “Fund”); and
     WHEREAS, the Adviser and the Board of Trustees (the “Board”) of Highland Funds II (the “Trust”) desire to engage the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement;
     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:
     SECTION 1. Appointment of Sub-Adviser.
     The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund for the period and on the terms herein set forth, and the Fund hereby consents to such appointment. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
     SECTION 2. Duties of Sub-Adviser.
     The Sub-Adviser, at its own expense, shall furnish the following services and facilities to the Fund:
(a)	Investment Program. The Sub-Adviser shall (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Adviser and the Trust’s Board of Trustees) the investments to be purchased, held, sold or exchanged by the Fund and the portion, if any, of the assets of the Fund to be held uninvested, (iii) make changes in the investments of the Fund and (iv) vote, exercise consents and exercise all other rights pertaining to such investments. The Sub-Adviser shall be subject always to the control of the Adviser and the Trust’s Board of Trustees, and to the provisions of the organizational documents of the Trust, the Registration Statement of the Trust with respect to the Fund and its shares of beneficial interest (“Shares”), including the Fund’s prospectus(es) and statement of additional information, and the 1940 Act, in each case as from time to time amended and in effect.

(b)	Portfolio Transactions. The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Sub-Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d) of the Advisory Agreement.
     In placing portfolio transactions for the Fund, it is recognized that the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Fund nor the Sub-Adviser has adopted a formula for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful or beneficial to the Sub-Adviser in connection with its services to other clients.
     On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.
     SECTION 3. Allocation of Expenses.
The Sub-Adviser does not assume nor shall it pay any expenses for Fund operations and activities, except as described in this Section. For the avoidance of doubt, unless the prospectus(es) or statement of additional information of the Fund provides otherwise, the expenses to be borne by the Fund shall include, without limitation, those items listed in Section 3 of the Advisory Agreement.
The Sub-Adviser agrees to reimburse the Adviser for its pro-rata share, based on the ratio of the sub-advisory fee described in Section 4(a) herein to the total advisory fee, of all account-based payments made by the Adviser, on behalf of the Fund, to broker-dealers and other intermediaries for distribution, revenue sharing, networking, account maintenance purposes and as an incentive to sell shares of the Fund and/or to promote retention of such broker-dealers’ customers’ assets in the Fund. The Sub-Adviser agrees to make such reimbursement as is required by this Section out of its bona fide advisory profits by waiving any portion of its fees payable hereunder (up to and including all of the fees paid to the Sub-Adviser hereunder) to the extent such fees have not already been waived by the Sub-Adviser pursuant to another section of this Agreement. This reimbursement will not be considered a waiver for purposes of Section 4(b) herein and will not be factored into any reimbursements the Sub-Advisor may be subject to pursuant to Section 4(c) herein.
     SECTION 4. Sub-Advisory Fee.

(a)	In return for its advisory services, the Adviser will pay the Sub-Adviser a monthly fee, computed and accrued daily, based on an annual rate of 0.90% of the Fund’s “Average Daily Net Assets.” “Average Daily Managed Assets” of the Fund shall mean the average daily value of the total assets of the Fund, less all accrued liabilities of the Fund. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect.

(b)	The Sub-Adviser agrees that, during any period in which the Adviser has waived a portion or all of the advisory fee payable by the Trust on behalf of the Fund to the Adviser under the Advisory Agreement, if requested by the Adviser, the Sub-Adviser will waive a portion of its fees payable hereunder (up to and including all of the fees paid to the Sub-Adviser hereunder) equal to the amount waived by the Adviser that exceeds the difference between (i) the advisory fee payable by the Trust on behalf of the Fund to the Adviser under the Advisory Agreement and (i) the fees payable to the Sub-Adviser hereunder. The Adviser agrees that, in addition to any amounts otherwise payable to the Sub-Adviser hereunder, the Adviser shall pay the Sub-Adviser all amounts previously waived by the Sub-Adviser to the extent that such amounts are subsequently paid by the Trust on behalf of the Fund to the Adviser under the Advisory Agreement, it being further agreed that, with respect to any such amounts subsequently paid by the Trust on behalf of the Fund to the Adviser under the Advisory Agreement, the amount to be paid by the Adviser to the Sub-Adviser shall bear the same ratio to the total amount subsequently paid by the Trust on behalf of the Fund under the Advisory Agreement as the total amount previously waived by the Sub-Adviser bears to the total amount of the fees previously waived by the Adviser under the Advisory Agreement.

(c)	The Sub-Adviser agrees that, during any period in which the Sub-Adviser asks the Adviser to waive any non-advisory fees it receives from the Fund and/or pay or reimburse the Trust for the expenses of the Fund, the Sub-Adviser shall waive any portion of its fees payable hereunder (up to and including all of the fees paid to the Sub-Adviser hereunder) to the extent such fees have not already been waived by the Sub-Adviser pursuant to another section of this Agreement. To the extent the amount waived or paid or reimbursed by the Adviser pursuant to this Section 4(c) exceeds the amount of the Sub-Adviser’s waiver of its fee pursuant to this Section 4(c), the Sub-Adviser shall pay or reimburse the Adviser up to the amount of all such fees waived or expenses paid or reimbursed by the Adviser. The Adviser agrees that, in addition to any amounts otherwise payable to the Sub-Adviser hereunder, the Adviser shall pay the Sub-Adviser all amounts previously paid or reimbursed by the Sub-Adviser to the extent that such amounts are subsequently paid by the Trust on behalf of the Fund to the Adviser under the Advisory Agreement.

SECTION 5. Compliance with Applicable Regulations.

In performing its duties hereunder, the Sub-Adviser:
(a)	Shall establish compliance policies and procedures (copies of which shall be provided to the Adviser, and shall be subject to review and approval by the Adviser and the Board of Trustees) reasonably designed to ensure compliance at all times with: all applicable provisions of the “Federal Securities Laws” (as such term is defined in Rule 38a-1 under the 1940 Act); Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code); the provisions of the Registration Statement of the Trust with respect to the Fund; the provisions of the organizational documents of the Trust, as the same may be amended from time to time; Rule 206(4)-7 under the Advisers Act; and any other applicable provisions of state, federal or foreign law (the “Sub-Adviser’s compliance program”). The Sub-Adviser shall provide the Fund’s Chief Compliance Officer (“CCO”) with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits by the CCO with the Sub-Adviser as may be reasonably requested from time to time. The Sub-Adviser shall provide reasonable assistance to the Fund and the CCO in complying with Rule 38a-1 under the 1940 and, upon the request of the Fund and/or the CCO, including in connection with the CCO’s annual written report to the Board required pursuant to Rule 38a-1, the Sub-Adviser agrees to provide reports and certifications from the Sub-Adviser’s Chief Compliance Officer regarding: (i) the adequacy and operation of the Sub-Adviser’s compliance policies and procedures and any material changes made or recommended to be made to those policies and procedures; and (ii) the effectiveness of their implementation.

(b)	Shall promptly notify the Fund and Adviser regarding: (i) any material changes made to its policies and procedures since the date of the last report delivered pursuant to paragraph (a) of this Section 5; (ii) any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to Rule 38a-1 under the 1940 Act; and (iii) any (A) material violation of the Federal Securities Laws by the Sub-Adviser; (B) material violation by the Sub-Adviser of the Sub-Adviser’s, the Fund’s or the Adviser’s policies and procedures to the extent the Board would reasonably need to know to oversee Fund compliance; and (C) known weakness in the design or implementation of the Sub-Adviser’s policies and procedures.

(c)	Shall exercise voting rights with respect to portfolio securities held by the Fund in accordance with written policies and procedures adopted by the Sub-Adviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related guidance from the Securities and Exchange Commission and its staff relating to such statutes and regulations (collectively, “Proxy Voting Policies and Procedures”). The Sub-Adviser shall vote proxies on behalf of the Fund in a manner deemed by the Sub-Adviser to be in the best interests of the Fund pursuant to the Sub-Adviser’s written Proxy Voting Policies and Procedures. The Sub-Adviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to its compliance with its Proxy Voting Policies and Procedures and applicable federal statutes and regulations.

(d)	Agrees that it will maintain for the Fund all and only such records as required under Rules 31a-1 and 31a-2 under the 1940 Act in respect to its services hereunder and that such records are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request all in accordance with Rule 31a-3 under the 1940 Act.

(e)	Agrees to regularly report to the Adviser on the investment program for the Fund and the issuers and securities represented in the Fund, and will furnish the Adviser, with respect to the Fund, such periodic and special reports as the Board and the Adviser may reasonably request, including, but not limited to, reports concerning transactions and performance of the Fund, a quarterly compliance checklist, reports regarding compliance with the Fund’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act, fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, IOs/POs, confirmation of the liquidity of all other securities in the Fund, and compliance with the Sub-Adviser’s Code of Ethics, and such other reports or certifications that the Adviser may reasonably request from time to time.

(f)	Will be responsible for the preparation and filing of Schedule 13G and Form 13F with respect to the assets of the Fund reflecting holdings over which the Sub-Adviser and its affiliates have investment discretion.

(g)	Will comply with the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Procedure for Compliance with Regulation FD”), as provided in writing to the Sub-Adviser and as may be amended from time to time. The Sub-Adviser agrees to provide a certification with respect to compliance with the Fund’s Procedure for Compliance with Regulation FD as may be reasonably requested by the Fund from time to time.

(h)	Shall promptly notify the Adviser and the Fund (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; and (iii) upon having a reasonable basis for believing that the Fund has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder. The Sub-Adviser further agrees notify the Adviser and Fund promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that should be but is not contained in the Registration Statement of the Trust, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

(i)	For the avoidance of doubt, the Sub-Adviser shall not be responsible for compliance by the Trust’s Board of Trustees or officers (including the Chief Compliance Officer) or by the Adviser with their respective obligations under the 1940 Act (including Rule 38a-1 under the 1940 Act), the Code, and the regulations thereunder, and under any federal, state or self-regulatory organization’s laws, rules, regulations or orders applicable to them, and the Sub-Adviser shall only be responsible for the Fund’s compliance with the 1940 Act (including Rule 38a-1 under the 1940 Act), the Code, and the regulations thereunder, and with any applicable federal, state or self-regulatory organization’s laws, rules, regulations or orders to the extent that the Fund’s compliance with such laws, rules, regulations, and orders is affected by the activities of the Sub-Adviser in furnishing an investment program for the Fund under this Agreement.

SECTION 6. Adviser Representations and Warranties.

(a)	The Adviser represents and warrants to the Sub-Adviser that (i) the retention of the Sub-Adviser by the Adviser as contemplated by this Agreement is authorized by the governing documents of the Adviser; (ii) the execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Adviser or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms hereof subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

SECTION 7. Sub-Adviser Representations and Warranties.

(a)	The Sub-Adviser represents and warrants to the Adviser that (i) the Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) the Sub-Adviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) the Sub-Adviser has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) the Sub-Adviser has the authority to enter into and perform the services contemplated by this Agreement; (v) the Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law). The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(b)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has adopted a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such Code of Ethics, together with evidence of its adoption. Within 30 days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the president, Chief Operating Officer, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s Code of Ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s Code of Ethics.

(c)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has provided the Fund and the Adviser with a copy of its Form ADV Part 1 and Part 2, which as of the date of this Agreement is its Form ADV Part 1 as most recently filed with the SEC and promptly will furnish a copy of all amendments to its Form ADV Part 1 and Part 2 to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will notify the Fund and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, by providing at least 60 days’ written notice or such notice as is reasonably practicable, and any changes in the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control, other than an assignment or change in control that results in control of the Sub-Adviser by the Adviser, or a company controlling, controlled by or under common control with, the Adviser, provided that if the Fund is required to seek the approval of Fund shareholders in connection with any such change of control, the Adviser agrees to bear all expenses related to such shareholder approval.

(e)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage. The Sub-Adviser shall provide prior written notice to the Adviser (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any claims will be made under its insurance policies. Furthermore, it shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance.

(f)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.

(g)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser shall ensure that sufficient and competent investment management, administrative and compliance staff experienced in managing accounts similar to the Fund shall have charge at all times of the conduct of, and shall maintain close supervision of, the investment and management of the Fund. For the avoidance of doubt, the Sub-Adviser shall ensure that any affiliate or third party to whom its duties have been delegated shall comply with the foregoing.

(h)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser shall act honestly, in good faith and in the best interests of the Fund including requiring any of its personnel with knowledge of the Fund’s activities to place the interest of the Fund first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund.

(i)	The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser has reviewed and will in the future review, the Registration Statement, and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the Commission and any marketing material of the Fund provided to the Sub-Adviser by the Adviser or the Trust (collectively the “Disclosure Documents”) and represents and warrants that with respect to disclosure about the Sub-Adviser, the manner in which the Fund is managed or information relating directly or indirectly to the Sub-Adviser (collectively, the “Sub-Adviser Information”), such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Adviser will review with or identify for the Sub-Adviser any changes to the Sub-Adviser Information that the Sub-Adviser has previously supplied or reviewed.

SECTION 8. Liability and Indemnification.

(a)	Except as may otherwise be provided by the 1940 Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, directors or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser, the Trust or the Fund as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, (ii) the Sub-Adviser being in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s Registration Statement on Form N-1A or any written guidelines or instruction provided in writing by the Trust’s Board of Trustees or the Adviser, (iii) the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code by reason of any action or omission of the Sub-Adviser, unless acting at the direction of the Adviser, (iv) the Fund being in material violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s Registration Statement or any written guidelines or instruction provided in writing by the Trust’s Board of Trustees or the Adviser, by reason of any action or omission of the Sub-Adviser, or (v) any untrue statement of a material fact contained in the prospectus and statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein (collectively, “Sub-Adviser Culpable Conduct”).

(b)	The Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and controlling persons, if any (collectively, the “Sub-Adviser Indemnitees”), from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on any violation by the Adviser or the Trust of any applicable law, rule or regulation, or any provision of this Agreement (collectively, “Losses”), provided, however, that the Adviser shall not be required to indemnify or hold harmless any Sub-Adviser Indemnitee against any Losses other than those arising out of or based on the willful misfeasance, bad faith or gross negligence of the Adviser, or reckless disregard of the duties involved in the conduct of its position (collectively, “Adviser Culpable Conduct”), and provided, further, that the Adviser shall not be required to indemnify or hold harmless any Sub-Adviser Indemnitee against any Losses arising out of or based on Adviser Culpable Conduct if and to the extent that such Losses would not have occurred absent Sub-Adviser Culpable Conduct.

SECTION 9. Duration and Termination of this Agreement.

(a)	Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following: (1) the approval of the Trust’s Board of Trustees, including approval by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Adviser, the Sub-Adviser or the Fund, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 9(c), so long as such continuance is approved at least annually (a) by either the Trust’s Board of Trustees or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund and (b) in either event, by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)	Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act including the interpretation thereof that amendments that do not increase the compensation of the Sub-Adviser or otherwise fundamentally alter the relationship of the Trust with the Sub-Adviser do not require shareholder approval if approved by the requisite majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust.

(c)	Termination. This Agreement may be terminated (i) at any time, without payment of any penalty, by vote of the Trust’s Board of Trustees, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, or (ii) by the Adviser or by the Sub-Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.

(d)	Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act) or upon termination of the Advisory Agreement.

SECTION 10. Services Not Exclusive.
     The services of the Sub-Adviser to the Fund hereunder are not to be deemed exclusive, and the Sub-Adviser (and its affiliates) shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Sub-Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Sub-Adviser provides administrative or other, noninvestment advisory services to the Fund, and the Sub-Adviser may be compensated for such other services.
     SECTION 11. Notices.
     Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of the Trust and the Adviser for this purpose shall be NexBank Tower, 13455 Noel Road, Suite 900, Dallas, Texas 75240 and the address of the Sub-Adviser for this purpose shall be 4790 Caughlin Pkwy, Suite 214, Reno, NV 89519.
     SECTION 12. Governing Law; Severability; Counterparts.
     This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     SECTION 13. Miscellaneous.
     Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HIGHLAND FUNDS ASSET MANAGEMENT, L.P.
By:	Strand Advisors XVI, Inc., its general partner

By:
Name:
Title:

Incline Capital, LLC
By:
Name:
Title: